EXHIBIT 23.5


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated September 13, 1996 (except for Note 1, for which the date is November 29, 1996) with respect to the combined statements of assets, liabilities and parent investment of the Telectronics Group of Pacific Dunlop Limited as of June 30, 1996 and 1995 and the related statements of revenues and direct operating expenses and changes in parent investment for the years then ended in the Proxy Statement of Ventritex, Inc. that is made part of the Registration Statement (Form S-4) and related Prospectus of St. Jude Medical, Inc. for the registration of 12,306,160 shares of its common stock, which report appears in the Form 8-K/A of St. Jude Medical, Inc. dated February 4, 1997. Our report contains explanatory paragraphs stating that the (i) combined financial statements presented are pursuant to an agreement with St. Jude Medical, Inc. and are not intended to be a complete presentation of an existing entity's financial position or results of operations, and (ii) management of the Telectronics Group have not presented combined statements of cash flows, which results in an incomplete presentation.


/s/ KPMG
Melbourne Australia
April 4, 1997